Exhibit 99.1

The purpose of this email is to provide GPP and Houston office leaders with information that should help answer the questions your team or members of other business units may have about the recent MEP announcement as previously communicated by Greg Harper.

What does this mean for the future of MEP?

This action is part of the important strategic evaluation that we started in 2016 so that we could meet head on the challenges to our natural gas business. Upon closing of the transaction, our U.S. natural gas gathering and processing assets will continue to be owned and operated by Midcoast Operating, L.P. (MOLP). Enbridge Energy Partners, L.P. (EEP) will continue to hold a 48.4% interest in MOLP and a 54% interest in MEP. The remaining 46% interest in MEP that is currently held by public unitholders will be acquired by Enbridge Energy Company, INC. (EECI), a wholly-owned subsidiary of Enbridge~~.~~

What are the terms of this agreement?

EECI will acquire all of the outstanding publicly held common units of MEP for US$8.00 per common unit for approximately US$170.2 million.

When is this transaction expected to close?

The second quarter of 2017.

Will there be any workforce reductions as part of this transaction?

We expect no significant changes to our work force or our day-to-day operations.

How does this transaction relate to the Spectra merger plans?

Enbridge and Spectra continue to operate as two separate companies until that transaction closes. This action is separate from the Spectra transaction, and is focused on positioning MEP for success in a challenging natural gas pricing environment.

I received MEP PSUs in the prior years.  What will happen to my MEP PSUs?

You are strongly encouraged to attend one of the three informational sessions that will be held this week to address your questions. Human Resources has sent meeting invitations via email. The content will be the same for all sessions. Retired recipients will be mailed informational letters this week.

In connection with the proposed merger, MEP will prepare an information statement to be filed with the SEC that will provide additional important information concerning the proposed merger. When completed, a definitive information statement will be mailed to the unitholders of MEP. MEP UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MEP’s INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. MEP unitholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. MEP unitholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the proposed merger (when available) at www.midcoastpartners.com.